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                            LEASE BETWEEN

       Halverson Real Estate and Investments. Inc. (Landlord)
                                 AND
                        Cryocon.lnc (Tenant)
                                 AT
          2773 Industrial Drive. Ogden. UT 84401 (Address)
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                              CONTENTS
    1. Parties
    2. Premises
    3. Term
    4. Termination
    5. Delay in Possession
    6. Early Possession
    7. Rent
    8. Rent increases
    9. Security
    10. Use
    11. Conditions of Premises
    12. Tenant Improvements
    13. Operating Costs & Common Area maintenance Charges
    14. Trade Fixtures
    15. Remodeling and Renovation of Premises
    16. Personal Property Taxes
    17. Liability insurance
    18. Waiver of Subrogation
    19. Exemption of Landlord from Liability
    20. Assignment and Subletting
    21. Signage
    22. Tenant Defaults and Remedies
    23. Default by Landlord
    24. Notices
    25. Holding Over
    26. Subordination
    27. Attorney's Fees
    28. Consents
    29. Complete Agreement
    30. Right of First Refusal
    31. Amendments
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    1. PARTIES. This lease, dated for reference purposes only, November 8,
    2001, is made by and between Halverson Real Estate and Investments, Inc.("Landlord"), and Cryocon, Inc. (Tenant).

    2. PREMISES. Landlord hereby leases to Tenant and Tenant leases from Landlord for the term, at the rental, and upon all of the conditions set forth herein, that certain real property situated in the city of Ogden, County of Weber, State of Utah commonly known as approximately 2773 Industrial Dr.(+/-7800 gross square feet, 1800 square feet of office and 6000 square feet of warehouse). The above square footage to be used for all charges or allocations on a gross square foot basis.

    3. TERM. The initial term of this Lease shall be for two (2) years commencing on January 1, 2002 and ending on December 31' 2003. Lease payments will start at the commencement of Tenant's possession of the Premises, unless otherwise specified, which shall not be later than January 1, 2002. Tenant shall have the right to renew said lease for one additional three (3) year term.

    4. TERMINATION. Tenant shall provide a minimum of ninety (90) days written notice prior to the end of the initial term and each renewal option herein of their intent to either renew or terminate this lease.

    5. DELAY IN POSSESSION. Notwithstanding said commencement date, if Landlord cannot deliver possession of the Premises to Tenant on said date, such failure shall not affect the validity of this Lease, but in such case, Tenant shall not be obligated to pay rent until possession of the Premises is tendered to Tenant. However, if Landlord has not delivered possession of the Premises within 60 days from the date set for beginning of the lease term, Tenant may at its option, by notice in writing to Landlord, cancel this Lease, in which event the parties shall be discharged from all obligation hereunder.

    6. EARLY POSSESSION. If Tenant occupies the Premises prior to the commencement date, such occupancy shall be subject to all provisions hereof and such occupancy shall not advance the termination date.

    7. RENT. Tenant shall pay to Landlord as rent for the Premises, monthly payments of three thousand dollars ($3000.00), in advance, on the first day of each month of the term hereof. Rent for a period during the term hereof which is for less than one month shall be a pro rata portion of the monthly installment.

    Any rent payment(s) received on or after the fifteenth (15th) of each month will be assessed a one hundred dollar ($100.00) late fee and also be assessed an annual percentage rate (APR) of ten percent (10%) on the monthly payment amount from the date payment(s) were due until paid.

    8. RENT INCREASES. Upon the completion of the second (2nd) year and each year thereafter, the monthly lease payment shall increase by the lesser of the then most recent annualized consumer price index increase or five percent (5%). The consumer Price Index increase shall be a percentage equal to the percentage increase in the United States Department of Labor Statistics new Consumer Price index for all urban Consumers (CPI=U, National Index 1982-1984=100) published by the United States Department of Labor Statistics using as a base the index for January 1, 2002 compared to the annualized index for the month immediately preceding the anniversary date of the year for which the I~ase adjustment is being made.

    9. SECURITY. Landlord will waive security deposit of three thousand dollars ($3000.00). In lieu of said deposit, tenant will make improvements found on Exhibit # 1.

    10. USE. The premises shall be occupied for use as a Cryogenic Engineering Company. Tenant represents to landlord that neither tenant or any affiliates will generate, store, use, release or
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    dispose of any hazardous substances at or in the area of premises, except as otherwise disclosed to landlord. Tenant will provide landlord a list of hazardous substances used in their business which will be included as an exhibit in this lease. Tenant agrees to indemnify and defend landlord from and against any costs, fees or expenses (including, without limitation, cleanup expenses, third party claims and environmental impairment expenses and reasonable attorneys' fees and expenses) incurred by landlord in connection with tenant's generation, storage, or disposal of Hazardous Substances at or near the Demised Premises. This indemnification by tenant shall survive termination or expiration of this lease.

    11. CONDITION OF PREMISES. Landlord shall deliver the Premises to Tenant clean on November 9, 2001 and Landlord further warrants to Tenant that the plumbing, lighting, air conditioning and heating in the premises shall be in good operating condition on that date.

    12. TENANT IMPROVEMENTS. Tenant will complete all repairs and improvements to subject building found on Exhibit # 1. ( Landlord will allow tenant full use of building and grounds from November 9, 2001 until December 31' 2001 to complete said repairs during this time with no charge of rent.)

    13. BUILDING OPERATING COSTS. Tenant shall have responsibility of paying for snow removal, trash removal, water and other utilities.
    Tenant may install telephone equipment, business equipment including computer, and may remove same at the end of the term.
    Tenant, at its expense, shall keep grounds, exterior, interior of building in good repair. On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in good condition, ordinary wear and tear expected.

    14. TRADE FIXTURES. The Tenant may install trade fixtures at its own expenses during the term of his lease. Trade fixtures which affect structural components of the building such as load bearing walls or require special electrical, heat, air conditioning or ventilation may only be installed with Landlord's consent. At the termination of the Lease, Tenant may either leave the trade fixtures that they have installed. If tenant chooses to remove said fixtures, any damage caused by such removal shall be reasonably repaired by Tenant. Tenant may install telephone equipment and business equipment, including computers, which may be removed at the termination of the lease.

    15. REMODELING AND RENOVATION OF PREMISES. All improvements made by the Tenant must be approved by the Landlord and must comply with the law, statutes and code set forth by that City of Ogden, State of Utah. Except for the Landlord's Improvements, all costs and expenses, both for labor, services, or materials, are to be borne by the Tenant, and the Tenant covenants to hold the Landlord harmless for any such costs of construction, remodeling, renewal made by the Tenant, and the Landlord shall not be liable in any way whatsoever for any costs resulting from such services and furnishing of labor and materials by or on behalf of the Tenant.

    16. PERSONAL PROPERTY TAXES. Tenant will pay their own personal property taxes.

    17. LIABILITY INSURANCE. Tenant shall procure and keep in effect during the term of this lease a policy or policies of comprehensive insurance, including public liability and property damage, with a minimum combined single limit of liability of One Million Dollars ($1,000,000.00). The policy or policies shall (1) name Landlord as an additional insured; (2) be issued by an insurance company that is acceptable to the Landlord, with a general policy holder's rating of not less than A and financial rating of not less than AAA in the most current available Best Insurance Reports, and
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    licensed to do business in the State of Utah; and (3) provide that the insurance shall not be canceled or shall there be any changes in the scope or amount of coverage of the policy unless ten (10) days prior written notice shall have been given to Landlord. The policy or policies, or certificates thereof, shall be delivered to Landlord and the Tenant upon commencement of the term of this lease and upon each renewal of such insurance. Landlord will carry acceptable fire and casualty insurance on the building in which the premises are located.

    18. WAIVER OF SUBROGATION. Each party hereby releases and relieves the other from liability and waives the right of recovery against the other for loss or damage to property arising out of or incident to perils insured against, whether due to negligence of either party, its agents, employees, contractors and / or invitees. This provision shall not apply if its effect is to invalidate otherwise applicable insurance coverage. Each party shall take any necessary action to obtain consent of its insurer, if necessary.

    19. EXEMPTION OF LANDLORD FROM LIABILITY. Except for Landlord's negligence or willful acts, Landlord shall not be liable for any damage or injury to the person, business, goods, wares, merchandise or other property of Tenant, the Tenant's employees, invitees, customers, or any other person in or about the property of which the premises are apart, whether such damage or injury is caused by or results from conditions arising in or about the property or upon other portions of any building of which the property is a part or any act or omission of any other Tenant of any building of which the property is a part.
    Furthermore, any other provisions of this lease notwithstanding, the parties hereby agree that the demised premises may be subject to the terms and conditions of the Americans with Disabilities Act of 1990 (hereinafter the "ADA"). The parties further agree and acknowledge that it shall be the sole responsibility of the tenant to comply with any and all provisions of the ADA, as such compliance may be required to operate the demised premises. The tenant further agrees to indemnify and hold the landlord harmless against any claims which may arise out of tenant's failure to comply with the ADA. Such indemnification shall include, but not necessarily be limited to reasonable attorney's fees, court cost and judgments as a result of said claims.

    20. ASSIGNMENT AND SUBLETTING. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Premises, without Landlord's prior written consent. With Landlords approval, Tenant may sublet any part or portion of the Premises to business or businesses that are compatible with the then existing Tenant, and that is in compliance with the existing laws. Notwithstanding the forgoing, landlord retains the options to disallow any or all subletting.

    21. SIGNAGE. At tenant's expense, tenant shall have the right to install signage in accordance with the sign criteria with the owner and Ogden Industrial Park.

    22. TENANT DEFAULTS AND REMEDIES. The occurrence of anyone of the following events shall constitute a breach of this Lease by Tenant:

    A. The failure by Tenant to make any payment of rent due for 15 days after written notice thereof from Landlord to Tenant.

    B. The failure by Tenant to observe or perform any of the material covenants, conditions or provisions of this lease to be observed or performed by Tenant, other than described in paragraph A above, where such failure shall continue for a period of 30 days after written notice from Landlord. C. Failure to occupy premises stated in Paragraph #10.
    In the event of any material default or breach by Tenant, Landlord may pursue any remedy at law available to it for Tenant's breach.


    23. DEFAULT BY LANDLORD. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after a written notice by Tenant. If the nature of Landlord's obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion, however, the Tenant shall be entitled to a reasonable rental abatement from the date of default.

    24. NOTICES. Any notice given hereunder shall be in writing and may be given by personal delivery or by certified mail at the following addresses:

    Copy to Landlord:                          Copy to Tenant:
    Halverson Real Estate and                  Cryocon. Inc
    Investment, Inc.                           2773 Industrial Dr.
    2488 S. 1620 W.                            Ogden, UT 84401
    Ogden, UT 84401

    Copy to Agent:
    Crest Realty
    c/o Andy McCrady
    1496 E. 5600 S. #3
    Ogden, UT 84403

    25. HOLDING OVER. If Tenant, with Landlord's consent, remains in possession of the Premises after the expiration of the term of this Lease, such occupancy shall be a tenancy from month-to- month upon all the provisions of this Lease at the last paid monthly amount.

    26. SUBORDINATION. This lease may be subordinated by Landlord to any ground lease, mortgage or deed of Trust placed on the property on which the Premises are located so as long as the holder of such obligation agrees to recognize and accept this lease if Tenant is not then materially in default under the Lease.

    27. ATTORNEY'S FEES. If either party brings an action to enforce the terms hereof, the prevailing party shall be entitle to receive reasonable attorney's fees and court costs from the other party.

    28. CONSENTS. Wherever the consent of a party is required. such consent shall not be unreasonably withheld.

    29. COMPLETE AGREEMENT. This Lease represents the full and complete agreement of the parties with regard to the subject matter hereof and supersedes any and all other agreements relative to this Lease, whether written or oral.

    Landlord and tenant acknowledge that they have worked with no other brokers but Crest Realty/Andy McCrady in this transaction. Crest Realty/Andy McCrady is in dual representation status and both landlord and tenant acknowledge that they were fully aware of this dual representation when negotiations were entered into and authorized dual representation.
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    30. RIGHT OF FIRST REFUSAL. If during the term of this lease, landlord receives a bonafide offer to purchase the leased premises and landlord desires to sell leased premises pursuant to such offer, tenant shall have the right exercisable within fifteen (15) business days of the giving of said notice by landlord to purchase the leased premises on the same terms as those set forth in said offer. Landlord will furnish tenant with a phase one (1) environmental study prior to closing.

    31. AMENDMENT. This Lease may not be altered, amended or modified except by a writing mutually signed by all parties obligated hereunder.

    IN WITNESS WHEREOF I the parties have executed this Lease on the date written below.
    Date:   11/06/01

         By: /s/ Vaughn P. Griggs
              Tenant
         Its:  CFO

    Date:    11/08/01

         By: /s/ Phil B. Halversen
              Landlord
         Its: Vice President
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     Item               I Material Cost          I Labor Cost

    Paint Production Floor        $ 600.00            $ 80.00
    Paint Room #7                 $  50.00            $ 10.00
    Insulate Bay Doors            $ 500.00             200.00

    Paint Walls In Operations     $ 200.00            $ 50.00
    Paint Panels outside          $  10.00            $ 10.00 Approx
                                                      Cost to Create
    Paint Stripes in Parking lot  $ 100.00            $ 10.00
    Additional Office in Warehouse$2000.00
    Clean Carpets                 $ 100.00            $ 30.00
    Replace/Install Lights        $ 720.00            $150.00
    Secure Back Gate              $  50.00            $
    Cover Holes in Back of BLDG   $  10.00            $
    Set Up Paging System          $  70.00            $ 20.00
    Install Cat 5 Cable           $  60.00            $150.00
    Phone System                  $  50.00            $150.00
    Install Computer System/Room  $ 500.00            $300.00
    Landscape                     $                   $150.00
    Tree Clean-Up/Removal on
       East Side Of BLDG          $                   $600.00

All Item I Labor Costs are estimated
    based
    Sealing:.West Plot f,~,1-'.., ~;, ...1" $ 200.00 $ 800.00
on existing
    knowledge and condition of building.
Power Supply ~,-t"1. ~ p $ 3,000.00
    $ 100.00
    Cost of Material              $ 6,670.00
Replace Roller on Fence $
                                  150.00 $ 50.00
Cost of Labor $ 2,930.00
    Convert Lunch Room into Office $ 250.00 $ 70.00
Total Cost $ 9,600.00
Total Cost with Change Locks $ 50.00 $
Additional Office $ 11,600.00 `

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